Exhibit 99.1
CVR Energy Reports Fourth Quarter and Full Year Results
SUGAR LAND, Texas (March 1, 2010) – CVR Energy, Inc. (NYSE: CVI) today reported net income of $69.4 million for the full year of 2009, or $0.80 per fully diluted share, and net income of $9.5 million for the fourth quarter 2009, or $0.11 per fully diluted share, on full-year net sales of $3,136.3 million and fourth quarter net sales of $921.9 million.
The 2009 results compare to net income for the full year 2008 of $163.9 million, or $1.90 per fully diluted share, and fourth quarter 2008 net income of $11.1 million, or $0.13 per fully diluted share. The 2008 results came on net sales of $5,016.1 million for the full year and net sales of $699.7 million in the fourth quarter.
Operating income for the full year in 2009 was $208.2 million, compared to $148.7 million in 2008. The company reported a fourth quarter 2009 operating income of $19.6 million, compared to an operating loss of $133.6 million for the fourth quarter 2008.
“We are pleased with our fourth quarter results in a difficult environment. Refining margins remain under pressure because of the current economic downturn, with demand for transportation fuels down as people drive fewer miles and manufacturers ship fewer goods,” said Chief Executive Officer Jack Lipinski. “However, nitrogen fertilizer prices continue a healthy improvement from their low point last June.
“Because of the investments we have made in the past, we are in a good position to weather the current downturn and expect to emerge a stronger company when the economy more fully recovers.”
Several items affected fourth quarter and full year 2009 and 2008 net income and earnings per share. These items included expenses or reversals thereof for share-based compensation and the impact of “unrealized gain or loss from cash flow swap.” The cash flow swap agreement was terminated effective October 2009.
In addition, the 2008 results were affected by the costs of a planned turnaround at the nitrogen fertilizer facility and a goodwill impairment loss of $42.8 million taken in the fourth quarter of that year resulting from the application of impairment testing criteria under accounting policies. No impairment charges occurred in 2009.

Also, results for the full year and fourth quarter of 2009 were favorably impacted by our use of first-in/first-out (FIFO) accounting in the amounts of $67.9 million and $20.5 million respectively, as compared to unfavorable impacts in 2008 of $102.5 million and $117.1 million for the full year and fourth quarter, respectively.
Revised to include the above items net of tax impact, adjusted net income for the full year 2009 was $60.4 million, or $0.70 per share, and an adjusted net loss for the fourth quarter of $13.8 million, or a loss of $0.16 per share. The 2009 results compare to adjusted net income of $85.4 million, or $0.99 per share, for the full year 2008, and $11.5 million, or $0.13 per share, for the fourth quarter 2008.
Petroleum Business
The petroleum business reported operating income for the full year 2009 of $170.2 million on net sales of $2,934.9 million and for the fourth quarter 2009 posted operating income of $9.0 million on net sales of $883.2 million. This compares to operating income of $31.9 million for the full year 2008 on net sales of $4,774.3 million and an operating loss in the fourth quarter 2008 of $153.8 million on net sales of $636.4 million. The 2009 fourth quarter net income was favorably impacted by FIFO accounting in the amount of $20.5 million compared to an unfavorable FIFO impact of $117.1 million in the fourth quarter 2008.
Crude throughput for the full year of 2009 averaged 108,226 barrels per day (bpd), and for the fourth quarter 2009 crude throughput averaged 113,576 bpd. These figures compare to an average crude throughput of 105,837 bpd for the full year in 2008. Including all feedstocks and blendstocks, total throughput in 2009 averaged 120,239 bpd for the full year and 125,966 bpd for the fourth quarter.
Gross profit per barrel was $5.42 for the full year 2009 and $1.09 in the fourth quarter. Refining margin per barrel adjusted for FIFO impact, a non-GAAP measure, was $8.93 for the full year 2009 and $4.21 for the fourth quarter (see footnote 6 in the accompanying tables).
Direct operating expenses per barrel (exclusive of depreciation and amortization) were $3.58 for the full year 2009, down from $3.91 for the full year 2008. For the fourth quarter 2009, direct operating expenses were $3.53 per barrel, compared to $3.49 per barrel in the fourth quarter of 2008.
Nitrogen Fertilizer Business
Nitrogen fertilizer operations reported 2009 full year operating income of $48.9 million on net sales of $208.4 million, compared to full year operating income of $116.8 million in 2008 on net sales of $263.0 million. For the fourth quarter 2009, operating income was $7.0 million on net sales of $39.3 million compared to operating income of $21.2 million on net sales of $67.4 million in the fourth quarter of 2008.
The nitrogen fertilizer plant produced 156,600 net tons of ammonia available for sale during 2009, compared to 112,500 net tons in 2008, and for the fourth quarter of 2009 produced 39,300 net tons of ammonia available for sale compared to 29,200 net tons in the fourth quarter of 2008.

The plant produced 677,700 tons of UAN during the full year of 2009 compared to 599,200 tons in 2008, and 176,600 tons of UAN in the fourth quarter 2009 compared to 137,200 tons in the fourth quarter of 2008.
For the full year 2009, average realized sales prices for ammonia and UAN were $314 per ton and $198 per ton respectively, compared to $557 per ton and $303 per ton respectively in 2008. For the fourth quarter 2009, average realized sales prices for ammonia and UAN were $303 per ton and $132 per ton respectively, compared to $536 and $324 per ton for the same period in 2008.
For the year, the gasification unit had an on-stream rate of 97.4 percent, ammonia was on stream 96.5 percent, and UAN 94.1 percent. For the quarter, on-stream rates were 98.9 percent for gasification, 98.1 percent for ammonia, and 96.7 percent for UAN.
# # #
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the Securities Exchange Commission. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, Oklahoma, eastern Colorado, western Missouri and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com

CVR Energy, Inc.
The following tables summarize the financial data and key operating statistics for CVR Energy and our two operating segments for the three and twelve months ended December 31, 2009 and 2008. Select balance sheet data is as of December 31, 2009 and 2008. The summary financial data for our two operating segments does not include certain selling, general and administrative expenses and depreciation and amortization related to our corporate offices.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions, except share data)
	(unaudited)		(unaudited)
Consolidated Statement of Operations Data:
Net sales	$921.9	$699.7	$3,136.3	$5,016.1
Cost of product sold*	825.7	697.8	2,547.7	4,461.8
Direct operating expenses* (1)	56.9	58.0	226.0	237.5
Selling, general and administrative expenses* (1)	(1.5)	14.8	68.9	35.2
Net costs associated with flood	—	(1.0)	0.6	7.9
Depreciation and amortization	21.2	20.9	84.9	82.2
Goodwill impairment (2)	—	42.8	—	42.8

Operating income (loss)	19.6	(133.6)	208.2	148.7
Interest expense and other financing costs	(10.6)	(10.2)	(44.2)	(40.3)
Gain (loss) on derivatives, net	(2.3)	175.8	(65.3)	125.3
Loss on extinguishment of debt	(1.4)	(10.0)	(2.1)	(10.0)
Other income, net (1)	0.5	1.7	2.0	4.1

Income before income tax (expense) benefit	5.8	23.7	98.6	227.8
Income tax (expense) benefit	3.7	(12.6)	(29.2)	(63.9)

Net income	$9.5	$11.1	$69.4	$163.9

*	Amounts shown are exclusive of depreciation and amortization.

Basic earnings per share	$0.11	$0.13	$0.80	$1.90
Diluted earnings per share	$0.11	$0.13	$0.80	$1.90
Weighted average common shares outstanding:
Basic	86,260,539	86,158,206	86,248,205	86,145,543
Diluted	86,369,127	86,236,872	86,342,433	86,224,209

	As of December 31,	As of December 31,
	2009	2008
	(in millions)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$36.9	$8.9
Working capital	235.4	128.5
Total assets	1,614.5	1,610.5
Total debt, including current portion	491.3	495.9
Total CVR Stockholders’ equity	653.8	579.5

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(in millions)
	(unaudited)		(unaudited)
Other Financial Data:
Cash flows provided by (used in) operating activities	$(32.9)	$(21.6)	$85.3	$83.2
Cash flows used in investing activities	(11.8)	(19.0)	(48.3)	(86.5)
Cash flows used in financing activities	(5.3)	(10.3)	(9.0)	(18.3)

Non-GAAP Measures:
Reconciliation of Net Income to Adjusted Net Income (Loss):
Net income	$9.5	$11.1	$69.4	$163.9
Less:
Unrealized gain (loss) from Cash Flow Swap, net of taxes (3)	(2.1)	111.0	(24.7)	152.7

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap (3)	$11.6	$(99.9)	$94.1	$11.2

Adjustments:
Goodwill impairment (2)	—	42.8	—	42.8
Share-based compensation, net of taxes (1)	(13.0)	(4.0)	7.3	(32.4)
FIFO impact (favorable) unfavorable, net of taxes (4)	(12.4)	70.6	(41.0)	61.8
Major scheduled turnaround, net of taxes	—	2.0	—	2.0

Adjusted net income (loss) (5)	$(13.8)	$11.5	$60.4	$85.4

Adjusted net income (loss) per diluted share	$(0.16)	$0.13	$0.70	$0.99

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions, except operating statistics)
	(unaudited)		(unaudited)
Petroleum Business Financial Results:
Net Sales	$883.2	$636.4	$2,934.9	$4,774.3
Cost of product sold*	818.8	691.0	2,514.3	4,449.4
Direct operating expenses* (1)	36.9	31.3	141.6	151.4
Net costs associated with flood	—	(1.5)	0.6	6.4
Depreciation and amortization	16.1	15.9	64.4	62.7

Gross profit (loss)	$11.4	$(100.3)	$214.0	$104.4
Plus direct operating expenses* (1)	36.9	31.3	141.6	151.4
Plus net costs associated with flood	—	(1.5)	0.6	6.4
Plus depreciation and amortization	16.1	15.9	64.4	62.7

Refining margin (6)	$64.4	$(54.6)	$420.6	$324.9
FIFO impact (favorable) unfavorable (4)	(20.5)	117.1	(67.9)	102.5

Refining margin adjusted for FIFO impact (7)	$43.9	$62.5	$352.7	$427.4

Operating income (loss)	$9.0	$(153.8)	$170.2	$31.9
Goodwill impairment (2)	—	42.8	—	42.8
Share-based compensation (1)	(5.1)	(1.3)	(3.7)	(10.8)
FIFO impact (favorable) unfavorable (4)	(20.5)	117.1	(67.9)	102.5

Adjusted operating income (loss) (8)	$(16.6)	$4.8	$98.6	$166.4

Petroleum Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin (6)	$6.17	$(6.08)	$10.65	$8.39
FIFO impact (favorable) unfavorable (4)	(1.96)	13.03	(1.72)	2.64
Refining margin adjusted for FIFO impact (7)	4.21	6.95	8.93	11.03
Gross profit (loss)	1.09	(11.17)	5.42	2.69
Direct operating expenses* (1)	3.53	3.49	3.58	3.91

*	Amounts shown are exclusive of depreciation and amortization

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2009		2008		2009		2008
		(unaudited)			(unaudited)
Refining Throughput and Production Data
(barrels per day)
Throughput:
Sweet	82,862	65.8%	70,034	63.2%	82,598	68.7%	77,315	65.7%
Light/medium sour	17,768	14.1%	17,448	15.8%	15,602	13.0%	16,795	14.3%
Heavy sour	12,946	10.3%	10,175	9.2%	10,026	8.3%	11,727	10.0%

Total crude oil throughput	113,576	90.2%	97,657	88.2%	108,226	90.0%	105,837	90.0%
All other feed and blendstocks	12,390	9.8%	13,074	11.8%	12,013	10.0%	11,882	10.0%

Total throughput	125,966	100.0%	110,731	100.0%	120,239	100.0%	117,719	100.0%

Production:
Gasoline	65,865	51.7%	55,833	50.2%	62,309	51.6%	56,852	48.0%
Distillate	50,111	39.3%	44,526	40.0%	46,909	38.8%	48,257	40.7%
Other (excluding internally produced fuel)	11,462	9.0%	10,843	9.8%	11,549	9.6%	13,422	11.3%

Total refining production (excluding internally produced fuel)	127,438	100.0%	111,202	100.0%	120,767	100.0%	118,531	100.0%
Product price (dollars per gallon):
Gasoline	$1.94		$1.36		$1.68		$2.50
Distillate	$2.00		$1.87		$1.68		$3.00

Market Indicators (dollars per barrel):
West Texas Intermediate (WTI) NYMEX	$76.13		$59.08		$62.09		$99.75
Crude Oil Differentials:
WTI less WTS (light/medium sour)	2.23		3.53		1.70		3.44
WTI less WCS (heavy sour)	10.33		14.56		7.82		18.72
NYMEX Crack Spreads:
Gasoline	5.20		(2.71)		9.05		4.76
Heating Oil	7.46		18.35		8.03		20.25
NYMEX 2-1-1 Crack Spread	6.33		7.82		8.54		12.50
PADD II Group 3 Basis:
Gasoline	(0.62)		1.41		(1.25)		0.12
Ultra Low Sulfur Diesel	(0.45)		3.00		0.03		4.22
PADD II Group 3 Product Crack:
Gasoline	4.58		(1.30)		7.81		4.88
Ultra Low Sulfur Diesel	7.01		21.36		8.06		24.47
PADD II Group 3-2-1-1	5.80		10.03		7.93		14.68

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in millions, except as noted)
	(unaudited)		(unaudited)
Nitrogen Fertilizer Business Financial Results:
Net sales	$39.3	$67.4	$208.4	$263.0
Cost of product sold*	7.5	10.7	42.2	32.6
Direct operating expenses* (1)	20.1	26.7	84.5	86.1
Net cost associated with flood	—	—	—	—
Depreciation and amortization	4.7	4.5	18.7	18.0

Operating Income	$7.0	$21.2	$48.9	$116.8
Share-based compensation (1)	(2.6)	(1.6)	3.2	(10.6)
Major scheduled turnaround	—	3.3	—	3.3

Adjusted operating income (8)	$4.4	$22.9	$52.1	$109.5

Nitrogen Fertilizer Key Operating Statistics:
Production (thousand tons):
Ammonia (gross produced) (9)	111.8	85.6	435.2	359.1
Ammonia (net available for sale) (9)	39.3	29.2	156.6	112.5
UAN	176.6	137.2	677.7	599.2

Petroleum coke consumed (thousand tons)	123.1	102.1	483.5	451.9
Petroleum coke (cost per ton)	$15	$33	$27	$31
Sales (thousand tons):
Ammonia	34.4	34.2	159.9	99.4
UAN	177.1	132.2	686.0	594.2

Total sales	211.5	166.4	845.9	693.6

Product pricing (plant gate) (dollars per ton) (10):
Ammonia	$303	$536	$314	$557
UAN	$132	$324	$198	$303

On-stream factors (11):
Gasification	98.9%	78.0%	97.4%	87.8%
Ammonia	98.1%	76.4%	96.5%	86.2%
UAN	96.7%	74.7%	94.1%	83.4%

Reconciliation to net sales (dollars in millions):
Freight in revenue	$5.3	$5.3	$21.3	$18.9
Hydrogen revenue	0.2	1.0	0.8	9.0
Sales net plant gate	33.8	61.1	186.3	235.1

Total net sales	$39.3	$67.4	$208.4	$263.0

Market Indicators:
Natural gas NYMEX (dollars per MMBtu)	$4.93	$6.40	$4.16	$8.91
Ammonia — Southern Plains (dollars per ton)	$302	$619	$306	$707
UAN — Mid Cornbelt (dollars per ton)	$198	$397	$218	$422

(1)	The Company has two classifications for share-based compensation awards. Phantom Unit Plan awards are accounted for as liability based awards. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) ASC 718, Compensation – Stock Compensation, the expense associated with these awards is based on the current fair value of the awards. These awards are remeasured at each reporting date until the awards are settled in their entirety. Override unit awards are accounted for as equity-classified awards using the guidance for non-employee awards prescribed by FASB ASC 323. ASC 323 includes guidance for the proper accounting by an investor for stock-based compensation granted to employees of an equity method investee. In addition, guidance set forth in FASB ASC 505, provides the treatment related to accounting for equity investments that are issued to other than employees for acquiring, or in conjunction with selling goods or services. In accordance with that guidance, the expense associated with these awards is based on the current fair value of the awards. These awards are remeasured at each reporting date until the awards are vested (when the performance commitment is reached). The value of all of these awards can fluctuate significantly between periods.
The compensation expense associated with our Phantom Unit Plan and override units is recorded in direct operating expenses, selling, general and administrative expenses, and other income. Below is a breakdown of the expense by statement of operations caption and by business segment.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(in millions)
	(unaudited)		(unaudited)
Share-based compensation recorded in direct operating expenses:
Petroleum	$(0.4)	$(0.3)	$(0.3)	$(4.6)

Nitrogen	(0.4)	(0.2)	0.2	(1.6)
Corporate	—	—	—	—

	(0.8)	(0.5)	(0.1)	(6.2)

Share-based compensation recorded in selling, general and administrative expenses:
Petroleum	(4.7)	(1.0)	(3.4)	(6.2)
Nitrogen	(2.2)	(1.4)	3.0	(9.0)
Corporate	(8.9)	(3.0)	9.3	(21.1)

	(15.8)	(5.4)	8.9	(36.3)

Share-based compensation recorded in other income	—	0.3	—	—

Total share-based compensation	$(16.6)	$(5.6)	$8.8	$(42.5)
Income tax expense (benefit) of share-based compensation	3.6	1.6	(1.5)	10.1

Share-based compensation, net of taxes	$(13.0)	$(4.0)	$7.3	$(32.4)
(2)	Upon applying the goodwill impairment testing criteria under existing accounting rules during the fourth quarter of 2008, we determined that the goodwill of the petroleum segment was impaired, which resulted in a goodwill impairment loss of $42.8 million in the fourth quarter. This goodwill impairment is included in the petroleum segment operating income (loss) adjusted for special items but is excluded in the refining margin and the refining margin per crude oil throughput barrel data.

(3)	The unrealized gain (loss) from Cash Flow Swap related to the derivative transaction that was executed in conjunction with the acquisition of Coffeyville Group Holdings, LLC by Coffeyville Acquisition LLC on June 24, 2005. On June 16, 2005, Coffeyville Acquisition LLC entered into the Cash Flow Swap with

J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc., and a related party of ours. The Cash Flow Swap was subsequently assigned from Coffeyville Acquisition LLC to Coffeyville Resources, LLC on June 24, 2005. The derivative took the form of three NYMEX swap agreements whereby if absolute (i.e., in dollar terms, not a percentage of crude oil prices) crack spreads fell below the fixed level, J. Aron agreed to pay the difference to us, and if crack spreads rose above the fixed level, we agreed to pay the difference to J. Aron. Based upon expected crude oil capacity of 115,000 bpd, the Cash Flow Swap represented approximately 14% of crude oil capacity for the period from July 1, 2009 through June 30, 2010.

We have determined that the Cash Flow Swap did not qualify as a hedge for hedge accounting purposes under current U.S. generally accepted accounting principles (“GAAP”). As a result, our periodic Statements of Operations reflected in each period material amounts of unrealized gains and losses based on the increases or decreases in market value of the unsettled position under the swap agreements which are accounted for as an asset (receivable from swap counterparty) or liability (payable to swap counterparty) on our balance sheet, as applicable. As the absolute crack spreads increased, we were required to record an increase in the liability account with a corresponding expense entry to be made to our Statement of Operations. Conversely, as absolute crack spreads decline, we were required to record a decrease in the swap related liability and post a corresponding income entry to our Statement of Operations. Because of this inverse relationship between the economic outlook for our underlying business (as represented by crack spread levels) and the income impact of the unrealized gains and losses, and given the significant periodic fluctuations in the amounts of unrealized gains and losses, management utilized net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap as a key indicator of our business performance. In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, management and our board of directors consider our GAAP net income results as well as net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap. We believe that net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap, enhances the understanding of our results of operations by highlighting income attributable to our ongoing operating performance exclusive of charges and income resulting from mark-to-market adjustments that are not necessarily indicative of the performance of our underlying business and our industry. The adjustment has been made for the unrealized gain or loss from Cash Flow Swap net of its related tax effect.

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is not a recognized financial measure under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Our presentation of this non-GAAP measure may not be comparable to similarly titled measures of other companies. We believe that net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is important to enable investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the review of our overall financial, operational and economic performance.

The Cash Flow Swap terminated effective October 8, 2009. The termination resulted in a settlement whereby J. Aron paid Coffeyville Resources, LLC approximately $3.9 million. The Company was permitted to terminate the Cash Flow Swap pursuant to an amendment to the company’s credit agreement entered into on October 2, 2009.

(4)	First-in, first-out (FIFO) is the Company’s basis for determining inventory value on a GAAP basis. Changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease. The FIFO impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the FIFO impact per crude oil throughput barrel, we utilize the total dollar figures for the FIFO impact and divide by the number of crude oil throughput barrels for the period. Below is the gross and tax affected FIFO impacts for the applicable periods:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(in millions)
	(unaudited)		(unaudited)
Petroleum:

FIFO impact (favorable) unfavorable	$(20.5)	$117.1	$(67.9)	$102.5
Income tax expense (benefit) of FIFO	8.1	(46.5)	26.9	(40.7)

FIFO impact, (favorable) unfavorable net of taxes	$(12.4)	$70.6	$(41.0)	$61.8
(5)	Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap and other items results from adjusting net income for items that the Company believes are needed in order to evaluate results in a more comparative analysis from period to period. For the three and twelve months ended December 31, 2009 and 2008, these items included the unrealized gain (loss) from Cash Flow Swap, share-based compensation expense, goodwill impairment, the Company’s impact of the accounting for its inventory under FIFO and major scheduled turnaround expenses. Adjusted net income (loss) is not a recognized term under GAAP and should not be substituted for net income (loss) as a measure of our performance but rather should be utilized as a supplemental measure of financial performance in evaluating our business. Management believes that adjusted net income (loss) provides relevant and useful information that enables investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(6)	Refining margin is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our Statement of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(7)	Refining margin adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO impacts. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease. Refining margin adjusted for FIFO impact is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold (taking into account the impact of our utilization of FIFO) that we are able to sell refined products. Our calculation of refining margin adjusted for FIFO impact may differ from calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

(8)	Adjusted operating income (loss), adjusted for impacts of other items is a non-GAAP measure that we believe is important in evaluating the on-going operations of our segments. This calculation is made in order to adjust for what the Company believes are significant non-operating items such as the impact of our share-based compensation, major scheduled turnaround costs and the impacts of our accounting under FIFO for the petroleum segment. In addition, management evaluates operating income adjusted for non-recurring events, such as the goodwill impairment recognized in the Petroleum segment in 2008.

Adjusted operating income (loss) is not a recognized term under GAAP and should not be substituted for operating income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. We believe that adjusted operating income (loss) is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(9)	The gross tons produced for ammonia represent the total ammonia produced, including ammonia produced that was upgraded into UAN. The net tons available for sale represent the ammonia available for sale that was not upgraded into UAN.

(10)	Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period. Plant gate pricing per ton is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(11)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period. Excluding the impact of the Linde air separation unit outage in 2009 and the major scheduled turnaround in 2008, (i) the on-stream factors for the three months ended December 31, 2009 would not have changed, (ii) the on-stream factors for the twelve months ended December 31, 2009 adjusted for the Linde air separation unit outage would have been 99.3% for gasifier, 98.4% for ammonia and 96.1% for UAN, (iii) the on-stream factors for the three months ended December 31, 2008 adjusted for turnaround would have been 93.8% for gasifier, 92.1% for ammonia and 90.4% for UAN, and (iv) the on-stream factors for the twelve months ended December 31, 2008 adjusted for turnaround would have been 91.7% for gasifier, 90.2% for ammonia and 87.4% for UAN.
Use of Non-GAAP Financial Measures
To supplement the actual results in accordance with GAAP for the applicable periods, the Company also uses non-GAAP measures as discussed above, which are adjusted for GAAP-based results. The use of non-GAAP adjustments are not in accordance with or an alternate for GAAP. The adjustments are provided to enhance an overall understanding of the Company’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.